Exhibit 99.1

ProtoKinetix Outlines Steps to Clinical Trial Application for AAGP™

St. Marys, West Virginia, April 26, 2016
ProtoKinetix, Incorporated (OTCQB: PKTX) (the "Company" or "ProtoKinetix") (www.protokinetix.com) outlines the steps to be completed for the application to conduct a clinical trial in Canada.
For the last four years ProtoKinetix has been involved in a collaboration with the Laboratory of Dr. James Shapiro, M.D., Ph.D., FRCSC, the director of the Clinical Islet Transplant Program at the University of Alberta Hospital. The outcome of these extensive tests resulted in a publication this February in the prestigious American Diabetes Association Journal, Diabetes and a planned submission to Health Canada of a clinical trial application (CTA). The CTA, for a Phase 1/2 study in patients, will involve the addition of AAGP™ to the well-established Edmonton Protocol for islet cell transplants for the treatment of type 1 diabetes.
Before a CTA can be submitted several rigorous tests and events have to be completed.
1.
The molecule being tested has to be produced under current Good Manufacturing Practice (GMP) guidelines. GMP is an exacting standard of production that requires a validated and documented approach for each step of the process and a complete provenance for every component.

2.	A Pharmacokinetic (PK) analysis with a validated methodology has to be completed on the molecule to determine AAGP™’s absorption and distribution throughout the human body.

3.	The molecule has to be tested for toxicology, including evaluation of the genotoxic potential.

4.	The end product must be certified as sterile.

5.	An Investigator's Brochure has to be prepared incorporating these results as well as the Chemistry, Manufacturing, & Control (CMC) documentation provided by the GMP facility.

The CTA submission will be an Investigator-sponsored application from Dr. James Shapiro’s Laboratory.

In order to assist the Company in achieving a cost effective and timely CTA submission, ProtoKinetix has retained the services of the following experts and Contract Research Organizations (CROs):

Evelina Rubinchik PhD
Dr. Rubinchik is our contracted toxicologist who is organizing the selection of nonclinical CROs and management of toxicological studies.  Dr. Rubinchik is also involved in the preparation of project budgets and timelines, review, and interpretation of toxicological data.
Dana Nohynek MSc, RAC
Ms. Nohynek is an independent regulatory consultant with expertise in Clinical Trial Application submissions and liaising with the Canadian regulatory authority.

PK Analysis CRO
BRI Biopharmaceutical Research Inc. is a specialized analytical, LC/MS/MS bioanalytical and DM/PK contract research organization (CRO) servicing pharmaceutical and biotechnology companies in discovery, preclinical and clinical programs supporting IND and Toxicology CROs.

Toxicology CRO

ITR Canada Inc. is an international contract research organization that provides non-clinical toxicology services for the biotechnology and pharmaceutical industries with clients located around the globe. Operating in Montréal since 1989, ITR’s purpose-built preclinical research facility was designed to be optimized for quality technical and scientific research. A privately-held organization with more than 300 employees in Canada, ITR offers personalized services from planning and study program design to study implementation and reporting for regulatory drug filing. ITR Canada is CCAC and AAALAC accredited, and studies conducted are fully compliant with GLP.

Manufacturing CRO

AmbioPharm, Inc. (APi) is a full-service peptide manufacturing company headquartered in North Augusta, SC, USA. In its cGMP manufacturing facilities in the USA and Shanghai, China, it develops highly efficient processes for manufacturing peptides at small to very large scale as Active Pharmaceutical Ingredients used in New Chemical Entities and generic peptides by clients worldwide.

About ProtoKinetix
ProtoKinetix, Incorporated is a molecular biotechnology company that has developed and patented a family of hyper stable, potent glycopeptides (AAGP™) that enhance both engraftment and protection of transplanted cells used in regenerative medicine. Due to the results achieved over the last four years of testing the company is now preparing a submission to enter into a Phase 1/2 human clinical trial. Additional studies will be expanded to include whole organ transplantation and other cell therapies used in regenerative medicine.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance.  Among these risks are those set forth in a Form 10-K filed on March 30, 2016. It is important that each person reviewing this release understand the significant risks attendant to the operations of ProtoKinetix. ProtoKinetix disclaims any obligation to update any forward-looking statement made herein.

For further information, please contact:

Clarence E. Smith
President and Chief Executive Officer

Telephone:           304-299-5070
Email:                          csmith@protokinetix.com
Twitter:                     @ProtoKinetix